EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-175986) pertaining to the 2011 Inducement Stock Incentive plan of Digirad Corporation,

(2)	Registration Statement (Form S-8 No. 333-129609) pertaining to the 2005 Inducement Stock Incentive Plan of Digirad Corporation, and

(3)
Registration Statement (Form S-8 No. 333-116345) pertaining to the 1991 Stock Option Program, the 1997 Stock Option/Stock Issuance Plan, the 1998 Stock Option/Stock Issuance Plan and the 2004 Stock Incentive Plan of Digirad Corporation;

of our report dated March 20, 2014 with respect to the consolidated financial statements of Digirad Corporation, included in this Annual Report (Form 10-K) of Digirad Corporation for the year ended December 31, 2013.
/s/ Ernst & Young LLP
San Diego, California
March 20, 2014